As filed with the Securities and Exchange Commission on October 2, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRONOX LIMITED
(Exact name of registrant as specified in its charter)

Western Australia, Australia	98-1026700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901 (203) 705-3800	Lot 22 Mason Road Kwinana Beach, WA 6167 Australia

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard L. Muglia, Esq.
Senior Vice President, General Counsel and Secretary
Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901
(203) 705-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Phyllis Korff, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares	51,154,280	(1)	(1)	(1)	(2)

(1)	An unspecified aggregate initial offering price and 51,154,280 Class A ordinary shares are being registered hereunder, as may from time to time be offered at indeterminate prices, and as may come into existence upon conversion of Class B ordinary shares.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.

PROSPECTUS

TRONOX LIMITED
51,154,280 Class A Ordinary Shares

This prospectus relates to the offer, from time to time, of up to 51,154,280 of our Class A ordinary shares by Exxaro Resources Limited (the “selling shareholder”).

This prospectus describes the general manner in which our Class A ordinary shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which Class A ordinary shares may be offered and sold will be described in a supplement to this prospectus.

We will not receive any proceeds from the sale of our Class A ordinary shares by the selling shareholder.

Any underwriters, broker-dealers or agents that participate with the selling shareholder in the distribution of the Class A ordinary shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions, discounts or profit received by them on the resale of the Class A ordinary shares may be considered underwriting commissions and discounts under the Securities Act.

Our Class A ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “TROX.” On Friday, September 29, 2017, the closing sale price of our Class A ordinary shares on the NYSE was $21.10 per share.

Investing in our Class A ordinary shares involves a number of risks. See “Risk Factors” beginning on page 4 before you make your investment decision and in our reports filed from time to time with the Securities and Exchange Commission (the “SEC”) and in any applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Class A ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2017.

Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the selling shareholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. The selling shareholder is offering to sell, and seeking offers to buy, our Class A ordinary shares only in jurisdictions where offers and sales are permitted.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement or in any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

Except where the context requires otherwise, references in this prospectus to “Tronox Limited,” “Tronox,” the “Company,” “we,” “our” and “us” refer to Tronox Limited and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf registration process, the selling shareholder may offer from time to time, in one or more offerings, Class A ordinary shares.

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ABOUT TRONOX

Tronox Limited is a public limited company registered under the laws of the State of Western Australia. We believe we are a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment. Titanium feedstock is primarily used to manufacture TiO2. Our TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other uses, and our related mineral sands product streams include titanium feedstock, zircon and pig iron. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass, and a range of other industrial and chemical products. Pig iron is a metal material used in the steel and metal casting industries to create wrought iron, cast iron and steel. In addition, we produce electrolytic manganese dioxide, boron-based and other specialty chemicals.

Our principal executive offices are located at 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut, 06901 and Lot 22 Mason Road, Kwinana Beach, WA, Australia 6167 and our telephone number is (203) 705-3800. We maintain a website at http://www.tronox.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

Acquisition of Cristal

On February 21, 2017, we entered into a transaction agreement (the “Cristal Transaction Agreement”) with The National Titanium Dioxide Company, Ltd. (“Cristal”) and Cristal Inorganic Chemicals Netherlands B.V., a private limited company (“Cristal Netherlands”), pursuant to which we agreed to acquire Cristal’s TiO2 business for $1.673 billion in cash (subject to a working capital adjustment at closing) plus 37,580,000 of our Class A ordinary shares (the “Cristal Transaction”). The equity that Cristal Netherlands will receive will represent approximately 24% of our total then outstanding Class A ordinary shares and Class B ordinary shares. The cash portion of the consideration is expected to be funded through proceeds from cash on hand, including proceeds from the Alkali Disposition (as defined below) and proceeds from the refinancing transactions (as described in our Current Report on Form 8-K filed with the SEC on September 25, 2017, which is incorporated herein by reference), as we determine circumstances warrant. The Cristal Transaction, which has been unanimously approved by our board of directors, is expected to close in the first quarter of 2018, subject to regulatory approvals and satisfaction of customary closing conditions. For additional information on the Cristal Transaction see “Where You Can Find More Information.”

We believe Cristal is a global leader in the production and marketing of titanium bearing mineral sands and TiO2 pigment. Cristal’s TiO2 operations include manufacturing facilities, mining operations and research facilities in seven countries over five continents including North America, South America, Australia, Europe and Asia.

Disposition of Alkali Business

On September 1, 2017, we sold our Alkali business to Genesis Energy, L.P. for $1.325 billion in cash, subject to a working capital adjustment (the “Alkali Disposition”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “predicts,” “future,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “aim,” “seek,” “forecast,” “proposed” and other similar words. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

Factors that may cause such differences include, but are not limited to:

•	the failure to close the Cristal Transaction, including by failure to satisfy closing conditions or by termination of the Cristal Transaction Agreement, and the resulting negative impact on our share price, business and financial results;
•	the risk that we or Cristal may be unable to obtain governmental and regulatory approvals required for the Cristal Transaction, or required governmental and regulatory approvals may delay the Cristal Transaction or result in the imposition of restrictions, limitations or conditions that are not anticipated or could cause the parties to abandon the Cristal Transaction;
•	the possibility that we may assume unexpected liabilities as a result of the Cristal Transaction;
•	the impact of issuing Class A ordinary shares as consideration in connection with the Cristal Transaction on the current holders of Class A ordinary shares, including dilution of their ownership and voting interests;
•	our ability as well as the ability of Cristal to operate our respective businesses in light of the Cristal Transaction and the covenants contained in the Cristal Transaction Agreement;
•	uncertainties as to the timing of the closing of the Cristal Transaction;
•	the risk of reduced access to unrestricted cash;
•	the failure to comply with bank facility covenants;
•	general economic conditions or cyclical factors affecting the demand for TiO2 products;
•	the risk that our customers might reduce demand for our products or that competitors will offer more competitive pricing or increased supply;
•	the diversion of management’s time and attention away from ongoing business concerns;
•	our continuing ability to attract and retain qualified key employees, while controlling our labor costs;
•	the impact of labor relations;
•	the federal income tax consequences of the Cristal Transaction, the Alkali Disposition and the enactment of additional state, federal and/or foreign tax laws and regulations;
•	net operating losses that will be limited by Section 382 of the Internal Revenue Code of 1986 (the “Code”), as a result of the number of shares sold and the speed in which the selling shareholder sells its shares;
•	the integration risks, the inability to realize identified synergies and diversion of resources and management attention associated with integrating a private company’s reporting and compliance functions into a public company group;
•	exposure to environmental liabilities and subjection to environmental laws and regulations;

•	the possibility of disruptions in our information technology systems and other cybersecurity risks; and
•	other factors discussed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our subsequently filed Quarterly Reports on Form 10-Q.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A ordinary shares by the selling shareholder.

DESCRIPTION OF SHARE CAPITAL

General

The following summary description of our share capital is based on the provisions of the Australian Corporations Act and our constitution, as amended (the “Constitution”). This description does not purport to be complete and is qualified in its entirety by reference to the full text of the Australian Corporations Act, as it may be amended from time to time, and to the terms of our Constitution, as may be amended from time to time, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Share Capital,” the terms “Tronox Limited,” the “Company”, “we,” “our” and “us” refer to Tronox Limited, a public limited company registered under the laws of the State of Western Australia, and do not, unless otherwise specified, include our subsidiaries.

As of September 29, 2017, our issued share capital consists of 68,591,094 Class A ordinary shares and 51,154,280 Class B ordinary shares.

The selling shareholder is the holder of all outstanding Class B ordinary shares. As the selling shareholder transfers a Class B ordinary share to a person other than an affiliate of the selling shareholder, the Class B ordinary share automatically converts to a Class A ordinary share. Accordingly, the selling shareholder will be offering Class A ordinary shares. In addition, all issued Class B ordinary shares automatically convert into Class A ordinary shares, at a ratio of one-to-one, if the Class B Voting Interest (as such term is defined in our Constitution) falls below 10.0%.

Ordinary Shares

Share Capital

Under the terms of our Constitution and the Shareholder’s Deed, dated June 15, 2012, among Tronox Limited, Thomas Casey and the selling shareholder (the “Shareholder’s Deed”), holders of Class B ordinary shares have certain rights that differ from those of holders of Class A ordinary shares. In addition, certain significant corporate actions will require the approval of holders of Class A ordinary shares and Class B ordinary shares voting as separate classes. For example, for as long as the Class B Voting Interest is at least 20.0%, a separate vote by holders of Class A ordinary shares and Class B ordinary shares is required to approve certain types of mergers or similar transactions that result in a change in control or a sale of all or substantially all of the assets of Tronox Limited, or any reorganization or similar transaction that does not treat Class A ordinary shares and Class B ordinary shares equally.

Dividends

Class A ordinary shares and Class B ordinary shares generally have the same rights to dividends and distributions.

The Tronox Limited board of directors may resolve to pay any dividend it thinks appropriate and fix the time for payment, however, under the Australian Corporations Act, Tronox Limited must not pay a dividend unless (i) the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend, (ii) the payment is fair and reasonable to the company’s shareholders as a whole and (iii) payment of the dividend does not materially prejudice the company’s ability to pay its creditors.

The Shareholder’s Deed states that the amount of Tronox Limited’s dividends will be based on, among other things, its results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Tronox Limited board of directors may deem relevant.

Voting Rights

On a poll, a shareholder has one vote for every share held.

Conversion of Class B Ordinary Shares

Subject to certain exceptions set forth in our Constitution, a Class B ordinary share will automatically convert to a Class A Share when transferred to a person other than an affiliate of the selling shareholder. For so long as the Class B Voting Interest is less than 45.0%, every issued Class A Share acquired by the selling shareholder or its controlled affiliates (which for this purpose means any entity that, directly or indirectly through one or more intermediaries, is controlled by the selling shareholder) will automatically convert to a Class B ordinary share.

Changes to Share Capital

Subject to the Australian Corporations Act, the Tronox Limited board of directors may issue, grant options over or otherwise dispose of, unissued shares (other than partly paid shares) to any person on the terms, with the rights and at the times that the Tronox Limited board of directors decides except that:

•	the Tronox Limited board of directors may not issue additional Class B ordinary shares unless:
•	a resolution approving the issue is passed by the holders of at least 80.0% of all issued Class B ordinary shares;
•	the issue is required or permitted pursuant to an agreement with the holders of Class B ordinary shares (including the Shareholder’s Deed); or
•	pursuant to a dividend reinvestment plan; and
•	unless other rights have been approved by 75.0% of votes cast at a general meeting, Tronox Limited may only issue preference shares on the terms set out in our Constitution. These terms include repayment of capital, participation in surplus assets and profits, cumulative and non-cumulative dividends, voting and priority of payment of capital and dividends in relation to other shares or classes of preference shares.

A reduction of capital and certain buy-backs of shares require shareholder approval under the Australian Corporations Act. Tronox Limited may reduce its share capital if the reduction: (i) is fair and reasonable to Tronox Limited’s shareholders as a whole, (ii) does not materially prejudice Tronox Limited’s ability to pay its creditors and (iii) is approved by shareholders in accordance with the Australian Corporations Act.

If the reduction is an “equal reduction” (that is, it applies only to ordinary shares and applies to each holder of ordinary shares in the same manner in proportion to the number of ordinary shares held), it must be approved by 50.0% of votes cast at a general meeting.

If it is not an equal reduction, it must be approved by either: (i) 75.0% of votes cast at a general meeting, with no votes cast in favor of the resolution by any person who is to receive consideration for the reduction, or their associates or (ii) a resolution agreed to at a general meeting of all ordinary shareholders. If the reduction involves the cancellation of shares, it must also be approved by 75.0% of votes cast at a meeting of the shareholders whose shares are to be cancelled.

Tronox Limited may buy back shares if the buy-back does not materially prejudice Tronox Limited’s ability to pay its creditors and the company follows the procedures in the Australian Corporations Act. An on-market, employee share scheme or “equal access” buy-back (that is, where the offers under the buy-back relate only to ordinary shares and are made to each ordinary shareholder to buy back the same percentage of their ordinary shares) of shares which, when combined with other voting shares bought back in the previous 12 months, would constitute more than 10.0% of the smallest number of votes attached to voting shares of the company on issue in the last 12 months must be approved by a resolution passed by a majority of the votes cast at a general meeting of the shareholders. A buy-back that is a “selective buy-back” (that is, where the offers under the buy-back are not made to all shareholders) must be approved by either: (i) 75.0% of the votes cast at a general meeting of the shareholders, with no votes being cast in favor of the resolution by any person or their affiliates whose shares are proposed to be bought back, or (ii) all ordinary shareholders.

Variation of Class Rights

Variation of class rights must be approved by a majority of the votes attached to all issued shares of the class proposed to be affected at a separate meeting of the holders of that class of shares. Under the Australian Corporations Act, if shareholders in a class do not all agree to a variation or cancellation of their rights or a modification to our Constitution to allow their rights to be varied or cancelled, shareholders with at least 10.0% of the votes in the class may apply to court (within one month after the variation is made) to have the variation, cancellation or modification set aside. The court may set aside the variation, cancellation or modification if the court is satisfied that it would unfairly prejudice the applicants. The court must confirm the variation, cancellation or modification if the court is not satisfied that the variation, cancellation or modification would cause unfair prejudice.

Shareholder Meetings

An annual general meeting must be held at least once each calendar year and within five months of the end of Tronox Limited’s financial year. A shareholder meeting may be convened at any time by the Tronox Limited board of directors, the chairman of the Tronox Limited board of directors or the chief executive officer. Under the Australian Corporations Act, shareholders holding at least 5.0% of the votes that may be cast at a general meeting may call, and arrange to hold, a meeting of the company. Directors must call, and arrange to hold, a meeting at the request of shareholders with at least 5.0% of the votes that may be cast at a general meeting. The meeting must be called within 21 days after the request is given to the company.

In general, shareholders must be given at least 21 days’ written notice of a general meeting of Tronox Limited. Notice is deemed to be given one business day after posting. Under the Australian Corporations Act, (i) shareholders of a company holding at least 5.0% of the votes that may be cast on the resolution or (ii) at least 100 shareholders entitled to vote at a general meeting may give notice to the company proposing a resolution for consideration at the next general meeting that occurs more than two months after the notice is given.

Any action required or permitted to be taken by holders of Class A ordinary shares or shareholders as a whole must be taken at a shareholder meeting. Holders of Class B ordinary shares may act by written consent in relation to a matter to be considered at a separate meeting of holders of Class B ordinary shares.

Except as otherwise provided in our Constitution and subject to the Australian Corporations Act, holders of a majority of all issued Class A ordinary shares and Class B ordinary shares entitled to vote at a general meeting will constitute a quorum.

Board Composition

For as long as the voting interest held by holders of the Class B Voting Interest is at least 10.0% of the total voting interest in Tronox Limited, there must be nine directors on our board of directors, and the holders of Class A ordinary shares will be entitled to vote separately to elect a certain number of directors to the board, which we refer to as Class A Directors, and the holders of Class B ordinary shares will be entitled to vote separately to elect a certain number of directors to the board, which we refer to as Class B Directors. If the Class B Voting Interest is: greater than or equal to 30.0%, the board will consist of six Class A Directors and three Class B Directors; greater than or equal to 20.0% but less than 30.0%, the board will consist of seven Class A Directors and two Class B Directors; greater than or equal to 10.0% but less than 20.0%, the board will consist of eight Class A Directors and one Class B Director; and less than 10.0%, the board will consist of Class A Directors only.

If the number of Class A Directors or Class B Directors is less than the number specified in our Constitution, as described above, the remaining directors in the class of directors for which there is a vacancy may appoint, by the affirmative vote of the majority of the remaining directors of that class, a person to be a Class A Director or Class B Director, as the case may be.

Small Share Parcels

The Tronox Limited board of directors may sell a share, other than a Class B ordinary share, that is part of a holding of 100 shares or less, with or without the consent of the shareholder, in accordance with our Constitution.

Voluntary Winding-up

Under the Australian Corporations Act, if approved by 75.0% of the votes cast at a general meeting, Tronox Limited may be voluntarily wound up. In addition, a shareholder may commence proceedings to wind up a company in certain circumstances, including on the grounds that it is “just and equitable” to do so.

Shareholder Approval for Certain Actions

Except in respect of matters relating to election of directors or as otherwise required by our Constitution or by law, all matters to be voted on by our shareholders must have been approved by a majority of the shares present in person or by proxy, attorney or representative at the meeting and entitled to vote on the subject matter.

Merger/Sale of Assets

A merger, scheme of arrangement, share issue or other similar transaction under which the consideration to be received by shareholders immediately prior to the transaction (taken as a whole) would not entitle those shareholders to, in the aggregate, at least 50.0% of the voting power (as defined in our Constitution) immediately following the transaction, or the sale of all or substantially all of our assets, must be approved by our board of directors and

•	for so long as the Class B Voting Interest is at least 20.0%, also by resolutions passed by a majority of the votes attached to all issued Class A ordinary shares and a majority of votes attached to all issued Class B ordinary shares, such resolutions to be passed at separate meetings of the holders of each class of shares; or
•	if the Class B Voting Interest is less than 20.0%, a resolution passed by a majority of votes attached to all issued voting shares.

Reorganization

Any reorganization, consolidation, scheme of arrangement, share issue or similar transaction which does not treat Class A ordinary shares and Class B ordinary shares equally requires:

•	for so long as the Class B Voting Interest is at least 20.0%, approval by resolutions passed by a majority of the votes attached to all issued Class A ordinary shares and a majority of votes attached to all issued Class B ordinary shares, such resolutions to be passed at separate meetings of the holders of each class of shares; or
•	if the Class B Voting Interest is less than 20.0%, approval by a resolution passed by a majority of votes attached to all issued voting shares.

Limits on Acquisitions of Ordinary Shares

Any increase in the voting power (as defined in our Constitution) of a person in us from (a) 20.0% or below to more than 20.0%, or (b) a starting point that is above 20.0% and below 90.0% must be approved:

•	if the transaction is a merger or similar transaction under which the consideration to be received by our shareholders immediately prior to the transaction (taken as a whole) would not entitle those shareholders to, in the aggregate, at least 50.0% of the voting power (as defined in our Constitution) immediately following the transaction, or sale of all or substantially all of the company’s assets, in accordance with the requirements described above under “—Merger/Sale of Assets”; or
•	by a resolution passed by the holders of votes attached to at least 75.0% of all issued Class A ordinary shares, voting at a separate meeting and, if the Class B Voting Interest is at least 20.0%, by a resolution passed by holders of votes attached to at least 75.0% of all issued Class B ordinary shares, voting at a separate meeting; or
•	by the board of directors,

unless it is expressly exempted by the Shareholders Deed.

If an increase in voting power occurs which requires approval as set forth in the preceding paragraph, and the requisite approval is not obtained, our board of directors can take steps to disenfranchise the relevant shareholder and compel the sale of shares held by that shareholder to reduce the voting power to the permitted level. The definition of voting power in our Constitution is broad and includes control by persons or their associates over voting or disposal of voting shares.

For the purpose of determining whether the resolutions referred to above have been passed by the required percentage of issued shares, shares held by the acquirer and its affiliates are excluded from the numerator and denominator.

Proportional Takeover Offers

The Australian Corporations Act requires that a takeover offer be for all shares in a class or it must be a proportional takeover offer (that is, an offer for the same proportion of each shareholder’s holding of shares in that class). A proportional takeover offer for us will not be effective unless (a) more than 50.0% of the votes cast at a meeting to consider the takeover offer are in favor (excluding any votes cast by the bidder and its associates), or (b) the board has failed to propose the resolution in accordance with the requirements of the Australian Corporations Act. This requirement must be renewed (by a resolution passed by 75.0% of votes cast) every three years or it will lapse.

Anti-takeover Effects of Provisions in our Constitution and under Australian Law

Our Constitution and the Australian Corporations Act regulate the acquisition of direct and indirect interests in us. Subject to certain exceptions under the Australian Corporations Act, acquisitions of interests in our voting shares will be prohibited where, as a result of the acquisition, the acquirer’s or someone else’s voting power (as defined in the Australian Corporations Act) in us increases to more than 20.0% or from a starting point that is above 20.0% and below 90.0%. The definition of voting power in the Australian Corporations Act is broad, and includes control by persons or their associates over voting or disposal of voting shares.

There are a number of exceptions to the prohibition, the most important of which permit: (i) acquisitions under a formal takeover bid made in accordance with the Australian Corporations Act in which all shareholders can participate; (ii) acquisitions resulting from a court-approved scheme of arrangement; (iii) acquisitions made with specified shareholder approvals (where no votes are cast in favor by the parties to the transaction or their associates); and (iv) acquisitions of no more than 3.0% of voting power (as defined in the Australian Corporations Act) every six months. Australian law requires all holders of a class of shares to be treated equally under a takeover bid and prescribes various aspects of the conduct of a takeover bid, including timing and disclosure requirements.

Under our Constitution, any increase in Voting Power (as defined in our Constitution) of a person in us from 20.0% or below to more than 20.0%, or from a starting point that is above 20.0% and below 90.0%, requires certain approvals.

There are certain restrictions on offers for less than all of the shares in a class of shares (see, “—Proportional Takeover Offers”).

In addition, on application by a person, the Australian Takeovers Panel may declare that unacceptable circumstances exist in relation to our affairs. Such a declaration may be made where it appears to the Australian Takeovers Panel that, among other things, circumstances are unacceptable having regard to the effect the circumstances have had, are having, will have or are likely to have on the control, or potential control, of us or the acquisition, or proposed acquisition, by a person of a substantial interest in us. A declaration can be made whether or not the circumstances constitute a contravention of the Australian Corporations Act. If a declaration is made, the Australian Takeovers Panel may make a wide range of remedial orders.

SELLING SHAREHOLDER

In June 2012, Tronox acquired the selling shareholder’s mineral sands operations, which included its Namakwa Sands and KwaZulu-Natal Sands mines, separation plants and slag furnaces in South Africa, as well as the selling shareholder’s 50% interest in the TiWest Joint Venture which it had with the Company that included a TiO2 chloride processing plant, mining operation, mineral separation plant and synthetic rutile plant in Western Australia. The selling shareholder retained a 26% ownership interest in the South African operations in order to comply with South African Black Economic Empowerment legislation. At September 29, 2017, the selling shareholder held approximately 42.7% of the voting securities of Tronox Limited. See Note 23 of notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for additional information regarding material relationships and transactions between us and the selling shareholder.

Information about the selling shareholder will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership and disposition of Class A ordinary shares by a U.S. Holder (as defined below). This description addresses only the United States federal income tax considerations to holders that are initial purchasers of Class A ordinary shares pursuant to the offer and that will hold such Class A ordinary shares as capital assets for United States federal income tax purposes. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	banks, financial institutions and insurance companies;
•	real estate investment trusts, regulated investment companies and grantor trusts;
•	brokers;
•	dealers or traders in securities, commodities or currencies;
•	tax-exempt entities;
•	certain former citizens and long-term residents of the United States;
•	persons that received Class A ordinary shares as compensation for the performance of services;
•	persons that will hold Class A ordinary shares as part of a “hedging,” “integrated,” “conversion” or “constructive sale” transaction or as a position in a “straddle” for United States federal income tax purposes;
•	partnerships (including entities classified as partnerships for United States federal income tax purposes) or other pass-through entities, and holders that will hold Class A ordinary shares through such an entity;
•	S-corporations;
•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar; and
•	holders that own directly, indirectly or through attribution ten percent or more of the voting power or value of the Company’s shares.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders, as defined below, in light of their particular circumstances. Moreover, this description does not address the United States federal estate, gift or alternative minimum tax consequences, the 3.8% tax imposed on certain net investment income or any state, local or foreign tax consequences of the acquisition, ownership and disposition of Class A ordinary shares.

This description is based on the Code, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of Class A ordinary shares or that such a position could not be sustained.

For purposes of this description, a “U.S. Holder” is a beneficial owner of Class A ordinary shares that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if such trust has validly elected to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds Class A ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Class A ordinary shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

You should consult your tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of Class A ordinary shares.

Distributions

Subject to the discussion below under “—Passive foreign investment company considerations,” a U.S. Holder of Class A Shares generally will be required to treat distributions received with respect to such Class A ordinary shares (including any amounts withheld pursuant to Australian tax law) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Class A ordinary shares and, thereafter, as capital gain. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Dividends paid to corporate U.S. Holders will not be eligible for the dividends received deduction allowed to U.S. corporations. Dividends paid to non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. A qualified foreign corporation generally includes a foreign corporation (other than a passive foreign investment company (“PFIC”)) if (i) the shares with respect to which a dividend is paid are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive foreign investment company considerations” below. We currently believe that dividends paid with respect to Class A ordinary shares would constitute qualified dividend income for United States federal income tax purposes. U.S. Holders are urged to consult their tax advisors regarding the availability of the preferential dividend tax rates.

Dividends paid to U.S. Holders with respect to Class A ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Australian tax withheld on dividends may be deducted from your taxable income or credited against your United States federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that the Company distributes generally should constitute “passive category income.” The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, exchange or other disposition of Class A ordinary shares

Subject to the discussion below under “—Passive foreign investment company considerations,” a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Class A ordinary shares. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of Class A ordinary shares is generally eligible for reduced rates of taxation if your holding period for such Class A ordinary shares exceeds one year. The deductibility of capital losses for United States federal income tax purposes is subject to limitations under the Code. Any such gain or loss that a U.S. Holder recognizes generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company considerations

Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation will be classified as a PFIC in any taxable year in which, either:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average quarterly value of its total gross assets is attributable to assets that produce “passive income” or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

We do not currently expect to be treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ending December 31, 2017 or in the future. However, there can be no assurance that we will not be considered a PFIC for any taxable year, because the determination of whether we are a PFIC is made annually and is based on the composition of our gross income, the value of our assets (which will be determined based on our market capitalization) and activities in those years. If we were a PFIC for any taxable year during which a U.S. Holder held Class A ordinary shares, gain recognized by a U.S. Holder upon a disposition (including, under certain circumstances, a pledge) of Class A ordinary shares would be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. Further, to the extent that any distribution received by a U.S. Holder on Class A ordinary shares exceeds 125% of the average of the annual distributions on such shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of Class A ordinary shares. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections if, contrary to our expectation, we are classified as a PFIC. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances. If we are determined to be a PFIC, the general tax treatment for U.S. Holders described in this paragraph would apply to indirect distributions and gains deemed to be realized by U.S. Holders in respect of any of our subsidiaries that also may be determined to be PFICs. If a U.S. Holder owns Class A ordinary shares during any year in which we are a PFIC and the U.S. Holder recognizes gain on a disposition of our Class A ordinary shares or receives distributions with respect to our Class A ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 annually with respect to the Company, along with the U.S. Holder’s federal income tax return for that year. If the Company were classified as a PFIC for a given taxable year, then holders should consult their tax advisers concerning their annual filing requirements. U.S. Holders should consult their tax advisers regarding whether we are a PFIC and the potential application of the PFIC rules.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Foreign asset reporting

Certain U.S. Holders who are individuals are required to report information relating to an interest in Class A ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Class A ordinary shares.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE CLASS A ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

PLAN OF DISTRIBUTION

The selling shareholder, and its pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, Class A ordinary shares covered by this prospectus. Registration of the Class A ordinary shares covered by this prospectus does not mean, however, that those Class A ordinary shares necessarily will be offered or sold.

The Class A ordinary shares covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on the NYSE (including through at the market offerings);
•	in the over-the-counter market;
•	in privately negotiated transactions;
•	through broker/dealers, who may act as agents or principals;
•	through one or more underwriters on a firm commitment or best-efforts basis;
•	in a block trade in which a broker/dealer will attempt to sell a block of Class A ordinary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through put or call option transactions relating to the Class A ordinary shares;
•	directly to one or more purchasers;
•	through agents; or
•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us and/or the selling shareholder may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of the Class A ordinary shares by a broker/dealer as principal and resales of the Class A ordinary shares by the broker/dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions; or
•	transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the Class A ordinary shares covered by this prospectus is made, an amended prospectus or prospectus supplement, if required, will set forth the aggregate amount of Class A ordinary shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Class A ordinary shares covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the Class A ordinary shares at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If the selling shareholder utilizes a dealer in the sale of the securities being offered pursuant to this prospectus, the selling shareholder will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of the Class A ordinary shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Class A ordinary shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the Class A ordinary shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and the selling shareholder may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the Class A ordinary shares may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some of the Class A ordinary shares covered by this prospectus may be sold by the selling shareholder in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Ashurst Australia will provide opinions regarding the validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement. Certain legal matters with respect to the selling shareholder will be passed upon by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Tronox Limited (which is included in Management’s Report on Internal Controls over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

BDO Dr. Mohamed Al-Amri & Co., Ernst & Young (Jeddah) and Deloitte & Touche Bakr Abulkhair & Co., each of which is an independent auditor, have audited Cristal’s consolidated financial statements for the years ended December 31, 2016, 2015 and 2014, respectively, as set forth in their reports, which express unqualified opinions on the financial statements for the respective periods and include emphasis of matter paragraphs in their respective reports, which are incorporated by reference in this prospectus from Tronox Limited’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on August 31, 2017. Cristal’s financial statements are incorporated by reference in reliance on BDO Dr. Mohamed Al-Amri & Co., Ernst & Young (Jeddah) and Deloitte & Touche Bakr Abulkhair & Co. reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including Tronox, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on August 31, 2017 (excluding the selected historical financial data for the years ended December 31, 2013 and 2012 contained therein, and the sections captioned “Questions and Answers About Voting Procedures for the Special Meeting,” “Summary—The Transaction—Recommendations of the Tronox Board of Directors,” “Summary—The Transaction—Opinion of Tronox’s Financial Advisor,” “Summary—The Special Meeting,” “Selected Historical and Pro Forma Combined Financial Data—Selected Unaudited Pro Forma Condensed Combined Financial Data of Tronox and Cristal,” “The Special Meeting,” “Proposal Submitted to Shareholders,” “The Transaction—Background of the Transaction,” “The Transaction—Reasons for the Transaction; Recommendation of the Tronox Board of Directors to Approve the Issuance of Class A Shares in the Transaction,” “The Transaction—Opinion of Tronox’s Financial Advisor,” “The Transaction—Financial Projections,” “Additional Information Relating to Australia’s Takeover Laws,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Shareholder Proposals—2018 Annual Meeting,” “Annex C” and any incorporated document therein, and such information is not incorporated by reference in this prospectus or any accompanying prospectus supplement);
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;
•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 16, 2017 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016);
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 9, 2017, respectively;
•	our Current Reports on Form 8-K, filed with the SEC on February 21, 2017 (excluding Items 2.02 and 7.01 and exhibits 99.1, 99.2 and 99.3), February 27, 2017, April 13, 2017, April 24, 2017, May 10, 2017 (as amended on May 18, 2017), May 26, 2017, June 2, 2017, June 28, 2017, August 3, 2017 (excluding Item 7.01 and exhibit 99.1), August 7, 2017, September 7, 2017 (Film No.: 171074204), September 12, 2017 (excluding the section captioned “Summary Historical and Pro Forma Financial Data” in exhibit 99.1), September 25, 2017 and October 2, 2017; and
•	the registration statement on Form 8-A, filed with the SEC on June 14, 2012, which incorporates by reference the description of the Class A ordinary shares under the caption “Governance of Tronox Limited—Ordinary Shares” in the prospectus forming a part of the registration statement on Form S-4, filed with the SEC on December 30, 2011.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Tronox, without cost, by requesting them in writing or telephoning at the following address and telephone number:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901, U.S.A.
Attn: Investor Relations
(203) 705-3800

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant.

Securities and Exchange Commission Registration Fee	$		*
Accounting Fees and Expenses	$		**
Legal Fees and Expenses	$		**
Printing Fees	$		**
Transfer Agent’s Fees and Expenses	$		**
Stock Exchange Listing Fees	$		**
Miscellaneous	$		**
Total		$—
*	Deferred in reliance on Rules 456(b) and 457(r) under the Securities Act.
**	The expenses in connection with the issuance and distribution of the securities are not currently determinable.

Item 15.   Indemnification of Directors and Officers.

Except as set forth below and in employment agreements, there is no provision in any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Subject to, and so far as permitted by applicable law (including the Australian Corporations Act), the Constitution of the Company (i) requires Tronox Limited to indemnify every officer of Tronox Limited and its related bodies corporate against a liability incurred as such an officer to any person (other than to Tronox Limited or a related entity of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith and (ii) permits Tronox Limited to make a payment in respect of legal costs incurred by an officer or employee in defending an action for a liability incurred as such an officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited has entered into Deeds of Indemnity, Access and Insurance (“Deeds of Indemnity”) with certain of its directors to, among other things, give effect to these rights.

Directors and officers of the Company are covered by an insurance policy. Tronox Limited will insure against amounts that it may be liable to pay to directors, secretaries, officers or certain employees pursuant to the Constitution, the Deeds of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deeds of Indemnity will provide that, subject to the Australian Corporations Act, during the director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the director is appointed or nominated an officer or trustee by Tronox Limited or a wholly owned subsidiary of Tronox Limited) and for seven years after the director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying officers in certain circumstances. These provisions are described below.

Australian Law

Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	A liability owed to the company or a related body corporate;

•	A liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or,
•	A liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	In defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2);
•	In defending or resisting criminal proceedings in which the person is found guilty;
•	In defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or,
•	In connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	Conduct involving a willful breach of duty in relation to the company; or,
•	A contravention of the officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	A director or secretary;
•	A person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
•	A person who has the capacity to significantly affect the company’s financial standing; and,
•	A person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Item 16.   List of Exhibits.

See Exhibit Index.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1*	Form of Underwriting Agreement.
3.1
Constitution of Tronox Limited, as amended on November 3, 2016 (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed by Tronox Limited on February 24, 2017).

5.1	Opinion of Ashurst Australia.
10.1
Shareholder’s Deed, dated June 15, 2012, among Tronox Limited, Thomas Casey and Exxaro Resources Limited (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Tronox Limited on June 20, 2012).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Tronox Limited.
23.2	Consent of Ashurst Australia (included in Exhibit 5.1).
23.3	Consent of BDO Dr. Mohamed Al-Amri & Co.
23.4	Consent of Ernst & Young (Jeddah).
23.5	Consent of Deloitte & Touche Bakr Abulkhair & Co.
24.1	Powers of Attorney (included on signature pages hereto).
*	To be filed, if necessary, as an Exhibit to one or more Current Reports on Form 8-K and incorporated by reference herein

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on October 2, 2017.

TRONOX LIMITED

By:	/s/ Timothy C. Carlson
	Name:	Timothy C. Carlson
	Title:	Senior Vice President and Chief Financial Officer

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Timothy C. Carlson and Richard L. Muglia and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the registration statement on Form S-3, and to any registration statement filed under Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated on October 2, 2017.

Signature	Title	Date

/s/ Peter Johnston	Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2017
Peter Johnston

/s/ Timothy C. Carlson	Senior Vice President and Chief Financial Officer and Director (Principal Financial Officer)	October 2, 2017
Timothy C. Carlson

/s/ Jogita Khilnani	Senior Vice President and Controller	October 2, 2017
Jogita Khilnani

/s/ Ilan Kaufthal	Non-Executive Chairman and Director	October 2, 2017
Ilan Kaufthal

/s/ Daniel Blue	Director	October 2, 2017
Daniel Blue

/s/ Andrew P. Hines	Director	October 2, 2017
Andrew P. Hines

/s/ Wayne A. Hinman	Director	October 2, 2017
Wayne A. Hinman

Signature	Title	Date
/s/ Mxolisi Mgojo	Director	October 2, 2017
Mxolisi Mgojo

/s/ Sipho Nkosi	Director	October 2, 2017
Sipho Nkosi

/s/ Jeffry N. Quinn	Director	October 2, 2017
Jeffry N. Quinn